Exhibit 99.2

Third Quarter 2009 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
October 29, 2009 — Final

Thank you, Collin.
Good morning from Dallas, Texas and welcome to the Trinity Industries Third Quarter 2009 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from:

• Tim Wallace, Chairman, Chief Executive Officer and President
• Steve Menzies, Senior Vice President and Group President of the Rail Group; and
• Bill McWhirter, Senior Vice President and Chief Financial Officer

Following their comments, we’ll move to the Q&A session.

Also in the room today is Mary Henderson, our Corporate Controller.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, November 7th. The replay number is (402) 220-2331. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

On September 30th, 2009, we had total borrowings of 1.91 billion dollars. Borrowings at the corporate level were 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 3.2 million dollars of other indebtedness. We had no borrowings under our 425 million dollar revolver.

The Leasing Company’s debt included 936.3 million dollars of debt under long-term financings and 294.8 million dollars outstanding under our 475 million dollar railcar leasing warehouse facility, for total leasing company debt of 1.26 billion dollars at September 30, 2009. This compares to a book value for total leasing equipment of 2.8 billion dollars, resulting in total leasing debt to total equipment on lease of 44.7 percent.

At September 30th, we had 180.2 million dollars available under our railcar leasing warehouse facility and 336.1 million dollars available under our revolving credit facility, after accounting for 88.9 million dollars in letters of credit. Combined with our unrestricted cash balance of 545.4 million dollars, our total liquidity was in excess of 1 billion dollars at September 30, 2009.

During the next twelve months, through September 30th of 2010, our scheduled debt repayment commitments total 58.5 million dollars. Our next debt maturity or renewal occurs in early 2011 when we will revisit the warehouse facility. Details of future commitments and our debt can be found in our 10-Q.

We did not purchase any Trinity shares during the third quarter. Our cumulative purchases under the 200 million dollar program launched in late 2007 totals 3 million 532 thousand 728 shares for a total of 67.5 million dollars. The authorization under this program concludes Dec. 31, 2009.

In today’s call, you will hear us refer to the non-GAAP term EBITDA, a reconciliation of which was provided in our press release yesterday. For the third quarter, EBITDA was 109.4 million dollars.
It has totaled 504 million dollars during the last four quarters. We are positioned well with a strong balance sheet and solid cash flows. We have been very focused on these items to ensure we are positioned to capitalize on business opportunities as they arise.

Now, here’s Tim Wallace.

Tim
Steve
Bill

Thanks, Bill. Now our operator will prepare us for the Q & A session.
Q & A Session

Thank you, Collin. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, November 7th. The access number is (402) 220-2331. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.

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